Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Annovis Bio, Inc. (Registration No. 333-236457) of our report dated March 25, 2020 relating to the balance sheets of Annovis Bio, Inc. as of December 31, 2019 and 2018, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K filed on March 25, 2020.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 25, 2020